SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

February 23, 2007

Dear Fellow Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders to be held at Fastenal’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., Central Daylight Time, on Tuesday, April 17, 2007.

The notice of annual meeting of shareholders and the proxy statement, which follow, describe the matters to come before the annual meeting of shareholders. During the annual meeting of shareholders, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting of shareholders.

We hope that you will be able to attend the annual meeting of shareholders in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy card and return it in the accompanying envelope as soon as possible, even if you plan to attend the annual meeting of shareholders. You may revoke the proxy and vote in person at that time if you so desire. If your shares are held in the name of a broker, or similar holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

/s/ Robert A. Kierlin
Robert A. Kierlin
Chairman of the Board

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

to be held on April 17, 2007

TIME	10:00 a.m. (Central Daylight Time) on Tuesday, April 17, 2007.

PLACE	Fastenal Company Offices
2001 Theurer Boulevard
Winona, Minnesota 55987

ITEMS OF BUSINESS	1. To elect a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2. To approve amendments to, and a restatement of, the existing Fastenal Company Stock Option Plan.

3. To approve the proposed Fastenal Company Incentive Plan.

4. To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2007.

5. To transact such other business as may properly be brought before the annual meeting of shareholders.

RECORD DATE	You may vote at the annual meeting of shareholders if you were a shareholder of record at the close of business on February 19, 2007.

VOTING BY PROXY	If you cannot attend the annual meeting of shareholders, you may vote your shares by completing and promptly returning the enclosed proxy card in the envelope provided.

Your proxy is important to ensure a quorum at the annual meeting of shareholders. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to mark, date, sign, and mail the enclosed proxy card in the postage-paid envelope that is provided. You may revoke the proxy at any time prior to its being exercised, and returning your proxy card will not affect your right to vote in person if you attend the annual meeting of shareholders and revoke the proxy.

By Order of the Board of Directors,

/s/ Daniel L. Florness
Daniel L. Florness
Executive Vice-President and
Chief Financial Officer

Winona, Minnesota

February 23, 2007

PROXY STATEMENT

The enclosed proxy card is being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as we, our, or us) for use in connection with the annual meeting of shareholders to be held on Tuesday, April 17, 2007 at our principal executive office commencing at 10:00 a.m., Central Daylight Time, and at any adjournments thereof. The address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about March 1, 2007.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

There are four proposals scheduled to be voted on at the annual meeting of shareholders:

•	election of all nine directors;

•	approval of amendments to, and a restatement of, the existing Fastenal Company Stock Option Plan;

•	approval of the proposed Fastenal Company Incentive Plan; and

•	ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2007.

Who is entitled to vote?

The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 19, 2007, there were 151,206,712 shares of common stock issued and outstanding, each of which is entitled to one vote.

Only shareholders of record at the close of business on February 19, 2007 will be entitled to vote at the annual meeting of shareholders or any adjournment thereof. You have one vote for each share of common stock you held at the close of business on the record date, including shares:

•	held directly in your name as shareholder of record (also referred to as “registered shareholder”);

•	held for you in an account with a broker or other nominee (shares held in “street name”); and

•	attributable to your account in our 401(k) plan.

What constitutes a quorum?

The presence at the annual meeting of shareholders, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the annual meeting of shareholders and entitled to vote is required for the election to our board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Other Proposals

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting of shareholders and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting of shareholders, is required for approval of each other proposal presented in this proxy statement.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the board of directors. You may vote “FOR” “AGAINST” or “ABSTAIN” on the other proposals. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any of the proposals other than the election of directors, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” or “AGAINST” the other proposals as recommended by the board.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters, such as the election of directors and the ratification of independent auditors, but not on “non-routine” proposals, such as the proposals to approve the proposed Fastenal Company Incentive Plan and the amendments to, and restatement of, the existing Fastenal Company Stock Option Plan. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote”. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting of shareholders, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the Board recommend that I vote?

Fastenal’s board recommends that you vote your shares:

•	“FOR” each of the nominees to the board;

•	“FOR” the amendments to, and restatement of, the existing Fastenal Company Stock Option Plan;

•	“FOR” the proposed Fastenal Company Incentive Plan; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2007.

How do I vote my shares without attending the annual meeting of shareholders?

If you are a registered shareholder, you may vote without attending the annual meeting of shareholders by granting a proxy. This may be done by signing and dating the enclosed proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity. If your shares are jointly owned by two or more persons, your proxy card will be valid if it is signed by any of the joint owners, unless we receive written notice from another joint owner either objecting to the authority of the first joint owner to appoint a proxy or appointing a different proxy. Proxy cards in the accompanying form, which are properly signed, duly returned to an officer of Fastenal and not revoked in the manner described below will be voted in the manner specified.

For shares held in street name, you will receive instructions from the broker or other nominee that you must follow in order for your shares to be voted. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.

If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. If you fail to provide voting instructions, the shares attributable to your account will not be voted.

How do I vote my shares in person at the annual meeting of shareholders?

If you are a registered shareholder and prefer to vote your shares at the annual meeting of shareholders, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy’s authority before the vote. Attendance at the annual meeting of shareholders will not itself revoke a previously granted proxy.

How to I change my vote?

You may revoke your proxy instructions at any time prior to the vote at the annual meeting of shareholders by delivering to an officer of Fastenal a written notice of termination of the proxy’s authority or a properly signed proxy bearing a later date.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card you receive.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees and Required Vote

Our bylaws direct that our business will be managed by or under the direction of a board of directors of not less than five nor more than nine directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. Each director will be elected at the annual meeting of shareholders for a term that expires at the next regular shareholders’ meeting and will hold office for the term for which he or she was elected and until a successor is elected and has qualified. The board of directors has fixed the number of directors to be elected for the ensuing year at nine and has nominated the nine persons named below for election as directors. All of our current directors participated in the consideration of the nominees, and we did not retain any third party to assist in identifying or evaluating the nominees. Our directors who qualified as independent directors under the listing standards of The NASDAQ Global Select Market (referred to as “independent directors”), meeting in executive session, reviewed the makeup of the board and recommended, by unanimous vote, the nomination of the nine persons named below. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board of directors.

John D. Remick, who is a current director of Fastenal, has informed us that he plans to retire from the board of directors on April 17, 2007, effective as of the end of the annual meeting of shareholders. To fill the seat being vacated by Mr. Remick, the board of directors has nominated Hugh L. Miller for election to the board. Mr. Miller was recommended as a nominee by one of our independent directors. All of the remaining nominees named below are current directors of Fastenal and have been previously elected as a director by our shareholders.

Each nominee has indicated a willingness to serve as a director for the ensuing year. However, in case any nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each director (other than Mr. Remick) and nominee for the office of director:

Name	Age	Position
Robert A. Kierlin	67	Chairman of the Board and Director
Stephen M. Slaggie	67	Director
Michael M. Gostomski	66	Director
Henry K. McConnon	67	Director
Robert A. Hansen	63	Director
Willard D. Oberton	48	Chief Executive Officer, President, and Director
Michael J. Dolan	58	Director
Reyne K. Wisecup	44	Director of Employee Development and Director
Hugh L. Miller	63	Nominee

Mr. Kierlin has been the chairman of the board and has served as a director since Fastenal’s incorporation in 1968. In addition, Mr. Kierlin served as a Minnesota State Senator from April 1999 through December 2006. Mr. Kierlin served as our chief executive officer from 1968 through December 2002, and as our president from 1968 through July 2001.

Mr. Slaggie has served as a director since 1970. Mr. Slaggie also served as our corporate secretary from 1970 through June 2003. He was a full-time employee of Fastenal from December 1987 through June 2003, during which time he was our shareholder relations director and our insurance risk manager.

Mr. Gostomski has served as a director since 1973. For more than the past five years, Mr. Gostomski has been the president of Winona Heating & Ventilating Company, a sheet metal and roofing contractor located in Winona, Minnesota. Mr. Gostomski is also a member of our compensation committee.

Mr. McConnon has served as a director since Fastenal’s incorporation in 1968. For more than the past five years, Mr. McConnon has been the president of Wise Eyes, Inc., an eyeglass retailer and wholesaler located in State College, Pennsylvania.

Mr. Hansen has served as a director since June 1999. For more than the past five years, Mr. Hansen has been an associate professor of marketing and logistics management with the Carlson School of Management at the University of Minnesota. Mr. Hansen is also a member and chairman of our compensation committee and a member of our audit committee.

Mr. Oberton has served as a director since June 1999, has been our president since July 2001, and has been our chief executive officer since December 2002. Mr. Oberton also served as our chief operating officer from March 1997 through December 2002, as our executive vice-president from June 2000 through July 2001, and as our vice-president from March 1997 through June 2000.

Mr. Dolan has served as a director since June 2000. He has been a business consultant since March 2001. From October 1995 through February 2001, Mr. Dolan was executive vice president and chief operating officer of The Smead Manufacturing Company, a manufacturer of office filing products in Hastings, Minnesota. He was an audit partner of KPMG LLP from 1980 until his retirement in September 1995. Mr. Dolan is also a member and chairman of our audit committee and a member of our compensation committee.

Ms. Wisecup has served as a director since June 2000, and has been our director of employee development since April 2002. Ms. Wisecup also served as our human resources director from April 1997 through April 2002.

Mr. Miller is the board’s nominee to fill the vacancy left by Mr. Remick. For more than the past five years, Mr. Miller has been the chief executive officer of RTP Company, a custom compounded thermoplastics materials manufacturer located in Winona, Minnesota.

None of the above nominees is related to any other nominee or to any of our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE ELECTION OF EACH OF THE ABOVE NOMINEES

PROPOSAL 2 - APPROVAL OF AMENDED AND RESTATED FASTENAL COMPANY STOCK OPTION PLAN

Introduction

Effective February 2, 2007, our board of directors approved amendments to and the restatement of the Fastenal Company Stock Option Plan. A copy of the stock option plan, as so amended and restated, is attached to this proxy statement as Exhibit A. At that time, our board directed that the amended and restated stock option plan be submitted to our shareholders for approval at the annual meeting of shareholders. If the shareholders approve the amended and restated stock option plan, it will be effective as of April 17, 2007. Proxies solicited by the board of directors will, unless otherwise directed, be voted for approval of the amended and restated stock option plan.

The purpose of the amended and restated stock option plan is to further motivate our employees to produce a superior return for our shareholders by facilitating their ownership of Fastenal common stock and by rewarding them for achieving a high level of Fastenal financial performance. The amended and restated stock option plan is also intended to facilitate retaining employees by providing an attractive capital accumulation opportunity.

Our existing stock option plan is the only compensation plan we currently maintain under which common stock or other equity securities of Fastenal are authorized for issuance.

Changes to the Existing Stock Option Plan

The principal changes to our existing stock option plan approved by our board of directors on February 2, 2007 and reflected in the amended and restated stock option plan are as follows:

•

The maximum number of shares subject to options that may be granted to any one individual during any fiscal year has been increased from 40,000 to 250,000. This change reflects the intention of our compensation committee to make equity-based incentive arrangements a more significant component of total compensation provided to our executive officers. See additional discussion regarding the elements of executive officer compensation under “Compensation Discussion and Analysis” below.

•

Our compensation committee may provide in option award agreements that option awards may be transferred for no consideration to a participant’s family members or an entity in which a participant and his or her family members hold a majority of the voting or beneficial interests. The addition of this provision is intended to facilitate estate planning actions on the part of participants.

•

The exercise price of any option may not be less than the closing sale price of our common stock on The NASDAQ Global Select Market on the day the option was granted, rather than the closing sale price on the day before the option was granted as had previously been the case. This change is intended to facilitate reporting of stock option awards under revised executive compensation disclosure rules.

•

The definition of “date of grant” of an option has been modified to include, as an alternative to the date our compensation committee approves an option award, any later date as may be specified by the compensation committee when it approves an award. This change is intended to provide our compensation committee with flexibility in situations such as the grant of options to a prospective employee who has not yet commenced employment.

•

The consequences for a stock option award if employment terminates for cause or due to a participant’s death have changed. Termination for cause will now result in the forfeiture of all outstanding stock options. If a participant dies, no additional option shares will vest, but options will remain exercisable for option shares already vested for a period of 13 months.

•

If a participant violates in any material respect his or her non-competition, non-solicitation, or confidentiality agreement with us, the participant’s outstanding options will be forfeited and we will be entitled to recover, with respect to any option exercised by the participant within the preceding 12 months, the difference between the fair market value, on the date of exercise, of the shares acquired and the aggregate exercise price.

•

If a participant is demoted or reassigned at a time when an option awarded to him or her is not yet fully exercisable, a portion of the unvested part of the option will be forfeited proportional to the difference in size between the option award as granted and the lesser option that would have been granted had the participant originally held the demoted or reassigned position.

No additional shares will be available for issuance under the amended and restated stock option plan as a result of the approval of the proposed amendments.

Market Price of Common Stock

The closing sale price of our common stock as of February 14, 2007 was $36.50 per share.

Description of Amended and Restated Option Plan

The more significant features of the amended and restated stock option plan are described below.

Administration

The amended and restated stock option plan will be administered by our board of directors or a committee of two or more directors appointed by the board. Our board of directors established a compensation committee in December 2006, which is the administrator of the existing stock option plan and which will be the administrator of the amended and restated stock option plan. The administrator will have the authority to grant options under the amended and restated stock option plan, to specify the number of shares covered by each option, to set the exercise price, vesting and term of each option, to interpret the amended and restated stock option plan, and to make any other determination that it believes necessary or advisable for the proper administration of the amended and restated stock option plan, provided that no option may have an exercise price that is less than the fair market value of our common stock on the date of grant. The administrator may delegate administrative authority under the amended and restated stock option plan to such officers or employees of Fastenal or others as it may determine, except in connection with awards to individuals subject to Section 16 of the Securities Exchange Act.

Number of Shares

The total number of shares of common stock of Fastenal that have been available for issuance, on a split-adjusted basis, upon exercise of options granted under the existing stock option plan is 7,587,730 (or 5% of the outstanding shares at the time the existing stock option plan was approved), subject to adjustment as provided below. Under the existing stock option plan, if an option terminates or expires or is surrendered before it has been completely exercised, the shares covered by the unexercised portion of the option would again be available for option grants. There have been no changes made to the total number of shares available for option awards or these replenishment provisions in the amended and restated stock option plan. While no options are currently outstanding under the existing stock option plan, 625,960 shares of common stock of Fastenal have been issued upon exercise of options previously granted under the existing stock option plan. As a result, those shares will no longer be available for issuance upon the exercise of options hereafter granted under the amended and restated stock option plan, reducing the total number of shares available for issuance upon the exercise of future option awards to 6,961,770.

Options for no more than 250,000 shares may be granted under the amended and restated stock option plan to any one participant in any single fiscal year, subject to adjustment as provided below. There is no other limit on the number of shares in respect of which options may be granted to any participant.

Eligibility

All of our employees, currently numbering approximately 10,500, will be eligible to participate in the amended and restated stock option plan. The administrator will select those employees who may participate in the amended and restated stock option plan, subject to any criteria for participation established by our board of directors from time to time. If our shareholders approve the amended and restated stock option plan, it is the administrator’s current intention to limit participation in the grant of options under the amended and restated stock option plan in 2007 to approximately 224 executive and managerial employees. However, based on shares available and other factors, the criteria for participation may change in subsequent years.

Termination of Employment; Death

If a participant ceases to be employed by us for any reason other than death or termination for cause, any outstanding option held by that participant will terminate at the time that participant’s employment ends, except to the extent the option is exercisable on the date employment ends. To the extent any option is exercisable on the date a participant’s employment ends, that option will remain exercisable until the earlier of 90 days after the date employment ends or the end of the term of the option.

If a participant dies while in our employ, the portion of his or her outstanding options that was not yet exercisable at the date of death will be forfeited, but the portion of his or her outstanding options that was exercisable at the date of death will remain exercisable by the legal representative of his or her estate or by his or her heirs until the earlier of 13 months after the date of death or the end of the respective terms of the options.

If a participant is terminated for cause, all of his or her outstanding options will be forfeited, whether or not exercisable.

Breach of Certain Obligations

If a participant who is a party to a non-competition, non-solicitation, or confidentiality agreement with us violates that agreement in any material respect, all of his or her outstanding options will be forfeited, whether or not exercisable, and, if the participant has exercised an option within 12 months prior to such violation, we will have the right to recover from the participant the difference between the fair market value, on the date of exercise, of the shares of common stock acquired upon such exercise and the aggregate exercise price of those shares.

Demotion or Re-Assignment

If a participant is, at a time when an option granted to him or her is not yet fully exercisable, transferred or reassigned to a position for which a lesser option award would have been granted under the award guidelines in effect on the original date of grant, then a portion of the unvested part of the option will be forfeited. The portion to be forfeited will be proportional to the difference in size between the option award as granted and the lesser award that would have been granted.

Payment of Exercise Price

The exercise price of each option granted under the amended and restated stock option plan will be payable by check or in such other manner as the administrator prescribes.

Stock Splits, Dissolutions, Mergers and Similar Events

Except as provided below, in the event of a capital adjustment resulting from a stock dividend, stock split, stock combination, reorganization, merger or similar event, the total number and kind of securities available for issuance upon the exercise of options granted under the amended and restated stock option plan, the number and kind of securities for which options may be granted to any one participant in any single fiscal year, the number and kind of securities as to which outstanding options, or portions of outstanding options, shall be exercisable, and the per share exercise price of each outstanding option, will be adjusted consistent with the capital adjustment.

In the event of a merger or similar transaction in which we are not the surviving or acquiring company or in which we become a wholly-owned subsidiary of another company, the securities of another corporation may be substituted for the shares subject to the amended and restated stock option plan and any outstanding options, and appropriate adjustments may be made in the total number of securities for the purchase of which options may be granted under the amended and restated stock option plan, the number of securities for which options may be granted to any one participant in any single fiscal year, the number of securities as to which outstanding options, or portions of outstanding options, shall be exercisable, and the per share exercise price of each outstanding option. If no such substitution is made, or in the event of our dissolution or liquidation, each of the outstanding options will terminate as of a date fixed by the administrator, following at least 30 days prior written notice to each participant. If notice of termination is given and an option has not previously expired, that option will become exercisable in full and the holder of that option may exercise all or any part of the option until the termination date, but in no event beyond the expiration date of the option.

Conditions to Exercise of Options

At the discretion of the administrator, no exercise of an option will be effective unless all withholding taxes arising out of that exercise have been satisfied and unless all applicable securities listing, registration and qualification requirements have been complied with and all necessary or desirable consents and approvals of regulatory bodies have been obtained.

Suspension, Termination and Amendment

Our board of directors may suspend, terminate or amend the amended and restated stock option plan at any time. No suspension, termination or amendment of the amended and restated stock option plan that occurs after the grant of an outstanding option may impair a participant’s rights and obligations related to that option without the participant’s consent. However, the consent of a participant to any suspension, termination or amendment of the amended and restated stock option plan or of that participant’s options will be considered to have been given if the participant fails to object in writing within 15 days after written notice of the suspension, termination or amendment has been given to the participant in person or by certified mail. Any amendments to the amended and restated stock option plan may be made subject to approval by our shareholders, to the extent considered necessary to comply with applicable law or the listing requirements of The NASDAQ Global Select Market or other recognized national securities exchange. Unless the amended and restated stock option plan is terminated earlier by our board of directors, it will remain in effect until options for all available shares have been granted and all granted options have been exercised or expired.

Restrictions on Transfer of Options

Options granted under our amended and restated stock option plan are not transferable other than by will or by the laws of descent and distribution, pursuant to a domestic relations order, or, if permitted by the applicable option agreement and so long as the participant does not receive any consideration, to a participant’s family members or an entity the majority of the voting or beneficial interests in which are held by a participant and his or her family members. Options granted under the amended and restated stock option plan may not be pledged by a participant to secure debt. The options of a participant are exercisable only by the participant or by a permitted transferee of the participant.

Federal Income Tax Consequences

All of the options granted under the amended and restated stock option plan will be non-statutory stock options. Under existing federal income tax provisions, a participant will realize no taxable income, and we will be entitled to no deduction, when an option is granted under the amended and restated stock option plan. When a participant exercises any option, he or she will realize ordinary income, and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a related deduction, equal to the excess of the fair market value on the date of exercise of the shares received over the exercise price paid for those shares. Upon disposition by a participant of the shares acquired upon the exercise of an option, the participant will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares. In general, the tax basis will be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

This summary of federal income tax consequences of non-qualified options does not purport to be complete and applies only to participants who are U.S. taxpayers. Reference should be made to the applicable provisions of the Internal Revenue Code. There also may be state, local and foreign income tax consequences applicable to transactions involving non-statutory options.

Potential Limitation on Our Deductions

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to any such covered employee exceeds $1,000,000. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from Fastenal, may cause this limitation to be exceeded in any particular year. Each of our executive officers is currently a “covered employee”.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Department regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if:

•	the option is granted by a compensation committee comprised solely of outside directors;

•	the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period;

•	the per-employee limitation is approved by the shareholders; and

•

either (1) the exercise price of the option is not less than the fair market value of the stock on the date of grant, or (2) the option is granted, or exercisable, only on the achievement, as certified in writing by the compensation committee, of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain.

Our compensation committee, which serves as the administrator of our existing stock option plan and will continue to serve as the administrator of the amended and restated stock option plan, is comprised solely of outside directors and will grant all options awarded in the future under the amended and restated stock option plan. Because we believe the amended and restated stock option plan satisfies the other conditions specified above, all future options granted under the amended and restated stock option plan will qualify under current Treasury Department regulations as “performance-based compensation.”

Future Awards

Because all awards of stock options under the amended and restated stock option plan are entirely within the discretion of the administrator, future awards under the amended and restated stock option plan are generally not determinable. Although no grants of options under the amended and restated stock option plan have been made to date, or will be made until after the amended and restated stock option plan is approved by our shareholders, if the amended and restated stock option plan is approved, the administrator currently intends to grant, shortly after the annual meeting of shareholders, options to purchase shares of common stock approximately in the amounts summarized in the following table:

FASTENAL COMPANY STOCK OPTION PLAN – PROPOSED FISCAL 2007 GRANTS

Name and Position	Number of Shares
Willard D. Oberton Chief Executive Officer and President	250,000

Daniel L. Florness Executive Vice-President and Chief Financial Officer	100,000

Nicholas J. Lundquist Executive Vice-President and Chief Operating Officer	150,000

Steven L. Appelwick Vice-President – Product Development, Supply Chain, Global Procurement, and Trading	50,000

All executive officers as a group	550,000

All employees (other than executive officers) as a group	1,580,000

The administrator does not have any plans to immediately grant options to any other individuals.

The administrator currently anticipates that the options to be granted shortly after the annual meeting of shareholders will have the following terms. The per share exercise price of each option will be the greater of $45 or 110% of the fair market value of our common stock on the date of grant. Each option would vest and become exercisable over a period of five, seven, or eight years, with 50% of the option vesting and becoming exercisable half way through the relevant vesting period and the remainder vesting and becoming exercisable proportionately on each anniversary of the date of grant of the option occurring after the initial 50% vesting date. Each option will terminate, to the extent not previously exercised, 13 months after the end of the relevant vesting period.

If our shareholders do not approve the amended and restated stock option plan, the awards described in the foregoing table will not be made, the existing stock option plan will remain in effect, and the administrator may continue to make option awards under the terms of the existing stock option plan.

As required by the rules of the SEC, the following table sets forth information regarding shares of Fastenal common stock authorized for issuance under our equity compensation plans. As noted above, the existing stock option plan, which has been approved by our shareholders, is the only equity compensation plan currently maintained by us.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	6,961,770

Equity compensation plans not approved by security holders	0	0	0

Total	0	0	6,961,770

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE AMENDED AND

RESTATED FASTENAL COMPANY STOCK OPTION PLAN

PROPOSAL 3 - APPROVAL OF FASTENAL COMPANY INCENTIVE PLAN

Introduction

Effective February 2, 2007, our board of directors approved The Fastenal Company Incentive Plan. A copy of the incentive plan is attached to this proxy statement as Exhibit B. At that time, our board directed that the incentive plan be submitted to our shareholders for approval at the annual meeting of shareholders. If the shareholders approve the incentive plan, it will be effective as of July 1, 2007. Proxies solicited by the board of directors will, unless otherwise directed, be voted for approval of the incentive plan.

Our shareholders are being asked to approve the adoption of the incentive plan in order to preserve our federal income tax deduction for incentive compensation paid to our executive officers based on the attainment of established performance goals. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable.

Section 162(m) of the Internal Revenue Code generally does not allow a publicly held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to certain “covered employees” unless such compensation is considered “performance-based” in accordance with Section 162(m) and its implementing regulations published by the Treasury Department. Each of our executive officers is currently a “covered employee”. Cash bonuses and incentive payments will qualify as performance-based compensation if:

•	they are payable solely on account of the attainment of one or more objective performance goals;

•	the performance goals are determined by a compensation committee comprised solely of outside directors at a time when the achievement of the goals is still substantially uncertain;

•	the material terms under which the bonuses are to be paid, including the nature of the performance goals, are approved by the shareholders; and

•	the compensation committee certifies that the performance goals and other material terms have been satisfied before the bonuses are paid.

Our board of directors created a compensation committee comprised solely of outside directors in December 2006 with a view toward satisfying the requirements of Section 162(m), and we have structured the incentive plan in a manner intended to comply with the requirements of Section 162(m). The incentive plan is now being submitted to our shareholders for their approval so that we will be able to qualify compensation paid to our executive officers under the incentive plan as performance-based compensation and deduct the entire amount of such compensation paid.

Description of the Incentive Plan

The more significant features of the incentive plan are described below.

Administration

Our compensation committee, all of whose members are outside directors, will administer the incentive plan. The compensation committee will have the authority to grant cash awards upon such terms, not inconsistent with the terms of the incentive plan, as it considers appropriate. In addition, the compensation committee will have complete authority to interpret all provisions of the incentive plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the incentive plan, and to make all other determinations necessary or advisable for the administration of the incentive plan, and to reduce, in its discretion, the amount of any award otherwise payable under the incentive plan.

Eligibility

All of our employees, who currently number approximately 10,500, will be eligible to participate under the incentive plan. Our compensation committee determines which employees will be participants under the incentive plan. If our shareholders approve the incentive plan, our compensation committee currently anticipates limiting participation to our executive officers, currently consisting of four individuals. However, the criteria for participation may change in subsequent years. Other annual or short-term bonus arrangements will be made available to employees who are not considered “covered employees” for purposes of Section 162(m).

Performance Measures

Participants will receive awards under the incentive plan whose payout will be contingent upon the degree of attainment of specified performance measures over the applicable performance period. The performance measures are set by our compensation committee at the start of each performance period and are based on one or any combination of two or more of the following performance criteria:

•	net sales;

•	net earnings;

•	earnings before income taxes;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings per share (basic or diluted);

•

profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales;

•	cash flow;

•	market share;

•	margins (including one or more of gross, operating and net earnings margins);

•	stock price;

•	total shareholder return;

•	economic value added; and

•	working capital.

Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a change from preceding performance periods, as a percentage of another criteria, or as a comparison to the performance of specified companies or other external measures, and may relate to Fastenal-wide, unit, division, affiliate or individual performance.

Performance Periods

A performance period is the measure of time specified by our compensation committee over which the degree of attainment of the specified performance measures will be measured. If the incentive plan is approved by our shareholders, the compensation committee expects to continue our current practice of using quarterly performance periods during the second half of 2007.

Payment of Awards

All awards under the incentive plan for a performance period will be paid in cash following the end of such performance period and our compensation committee’s certification of the degree to which applicable performance measures were attained. The maximum individual award payment that can be made under the incentive plan may not exceed $1,000,000 for a quarterly performance period or the corresponding multiple of that amount for any performance period that is more than one quarter in duration. Our compensation committee does not currently intend to grant individual awards that approach the maximum allowable amount, but is asking our shareholders to approve this maximum amount to preserve necessary flexibility over the next five years.

Termination of Employment

Except as otherwise provided below, no award for a performance period will be paid to a participant who is not actively employed by us at the end of the performance period. If a participant’s employment ends during a performance period, our compensation committee has the discretion to approve payment to the participant, or his or her beneficiaries, of a pro rata portion of the award payment the participant would have received but for the fact that the participant’s employment ended.

Amendment and Termination

Our compensation committee or board of directors may amend, suspend or terminate the incentive plan from time to time. An amendment will be subject to the approval of our shareholders only if such approval is necessary to maintain the incentive plan in compliance with Section 162(m) or other applicable laws and regulations.

Federal Income Tax Consequences

All cash award payments made under the incentive plan are taxable to the participant when made. The incentive plan has been designed to comply with Section 162(m) such that all award payments under the incentive plan will qualify as performance-based compensation and, therefore, we will be entitled to claim a federal income tax deduction for the full amount of any cash award paid under the incentive plan.

Future Awards

Payments under the incentive plan will be based on actual performance during periods beginning on and after July 1, 2007. As a result, amounts payable under the incentive plan are not currently determinable. If this incentive plan had been in place during the most recently completed fiscal year, there would have been no difference in the cash bonus amounts paid to our executive officers, as reported under “Executive Compensation” below.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE

FASTENAL COMPANY INCENTIVE PLAN

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our audit committee has selected KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2007, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG as our independent auditors for the fiscal year ending December 31, 2007.

A representative of KPMG will be present at the annual meeting of shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF

KPMG LLP AS FASTENAL’S INDEPENDENT AUDITORS

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 14, 2007, the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by each executive officer, and by all directors and executive officers as a group. On February 14, 2007 there were 151,206,712 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin P.O. Box 302 Winona, Minnesota 55987	10,141,384	(2)	6.71%
Stephen M. Slaggie	6,587,194	(3)	4.36
John D. Remick	4,044,598	(4)	2.67
Henry K. McConnon	2,548,120	(5)	1.69
Michael M. Gostomski	893,204	(6)	*
Robert A. Hansen	3,524		*
Willard D. Oberton	341,093	(7)	*
Michael J. Dolan	11,000		*
Reyne K. Wisecup	8,120	(8)	*
Hugh L. Miller	12,913	(9)	*
Nicholas J. Lundquist	65,838	(10)	*
Daniel L. Florness	15,098	(11)	*
Steven L. Appelwick	8,119	(12)	*
Ruane, Cunniff & Goldfarb Inc. 767 Fifth Avenue New York, New York 10153-4798	11,441,289	(13)	7.57
William Blair & Company LLC 222 West Adams Street Chicago, Illinois 60606	8,783,731	(14)	5.81

Directors and executive officers as a group (12 persons)	24,680,205		16.32

*	Less than 1%.
(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)	Includes 400 shares held by Mr. Kierlin’s wife. Mr. Kierlin disclaims beneficial ownership of the shares held by his wife.
(3)	Includes 419,660 shares held by Mr. Slaggie’s wife of which Mr. Slaggie disclaims beneficial ownership. Also includes 6,800 shares held by the Slaggie Family Foundation. Mr. Slaggie and members of his family (including his wife and certain of his children) are directors and members of the foundation and, as such, share voting and investment power with respect to the shares of our common stock held by the foundation.
(4)	Includes 554,927 shares held by Mr. Remick’s wife and 40,000 shares held by Mr. Remick as custodian for one of his children, of which Mr. Remick disclaims beneficial ownership. Also includes 125,000 shares held by a charitable foundation of which Mr. Remick is a director. As a director of the foundation, Mr. Remick shares voting and investment power with respect to the shares of our common stock held by the foundation. Mr. Remick disclaims beneficial ownership of the shares held by the foundation. Further, includes 80,000 shares held by Mr. Remick which are pledged as security for a loan.
(5)	Includes 610,000 shares held by Mr. McConnon’s wife, 2,300 shares held by Mr. McConnon as custodian for one of his grandchildren, and 48,000 shares held by Mr. McConnon’s father with respect to which Mr. McConnon has investment power pursuant to a power of attorney granted to Mr. McConnon by his father. Mr. McConnon disclaims beneficial ownership of the shares held by his wife.

(6)	Includes of 498,904 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 294,300 shares held in the revocable living trust of Mr. Gostomski’s wife, over which Mr. Gostomski’s wife has voting and investment power. Also includes 1,250 shares held by Mr. Gostomski’s wife. Mr. Gostomski disclaims beneficial ownership of the shares by his wife and held in his wife’s revocable living trust. Further includes 17,500 shares held by the Gostomski Family Foundation, 35,000 shares held in a Net Income with Makeup Charitable Remainder Unitrust and 45,000 shares held in a Charitable Remainder Trust. Mr. Gostomski and his wife share voting and investment power over the shares held by the foundation and the trusts, and Mr. Gostomski disclaims beneficial ownership of these shares.
(7)	Includes 71,600 shares held by Mr. Oberton’s wife, an aggregate of 12,000 shares held by Mr. Oberton and his wife as custodian for Mr. Oberton’s children, and approximately 53 shares attributable to the account of Mr. Oberton in our 401(k) plan. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(8)	These shares are held jointly by Ms. Wisecup and her husband.
(9)	Includes 12,000 shares held in Mr. Miller’s revocable living trust, over which Mr. Miller has voting and investment power, 300 shares held by an investment club, over which Mr. Miller shares voting and investment power, and 200 shares held by Mr. Miller’s son. Mr. Miller disclaims beneficial ownership of the shares held by his son.
(10)	Includes 6,000 shares held by Mr. Lundquist’s wife, and an aggregate of 4,800 shares held by Mr. Lundquist as custodian for his children. Also includes approximately 1,838 shares attributable to the account of Mr. Lundquist in our 401(k) plan. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(11)	Consists of 14,099 shares held jointly by Mr. Florness and his wife, and approximately 999 shares attributable to the account of Mr. Florness in our 401(k) plan. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(12)	Includes approximately 807 shares attributable to the account of Mr. Appelwick in our 401(k) plan. Mr. Appelwick has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(13)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2006, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 6,843,229 shares and sole investment power with respect to 11,441,289 shares.
(14)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2006, William Blair & Co., Inc., which is a registered broker-dealer and investment advisor, has sole voting and investment power with respect to 8,783,731 shares.

CORPORATE GOVERNANCE

Board Matters

Our board of directors has determined that none of Michael M. Gostomski, John D. Remick, Henry K. McConnon, Robert A. Hansen or Michael J. Dolan has any relationship that would interfere with the exercise by such person of independent judgment in the carrying out of his responsibilities as a director and that each such individual is an independent director. Our Board has also determined that neither Robert A. Kierlin nor Stephen M. Slaggie has any relationship that could interfere with the exercise by such person of independent judgment in carrying out his responsibilities as a director and that each such individual, due to the lapse of time since he was one of our employees, became an independent director earlier in 2007. The independent directors constitute a majority of our board of directors. The board of directors has further determined that Hugh L. Miller does not have any relationship that would interfere with the exercise by him of independent judgment in the carrying out of his responsibilities as a director of Fastenal and that such individual, if elected to the board, will be an independent director.

Our board of directors provides a process for our shareholders to send communications directly to our directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on our web site at www.fastenal.com.

We have no formal policy regarding attendance by directors at our annual shareholders meetings, although most of our directors have historically attended those meetings. Each of our nine directors attended our 2006 annual meeting of shareholders.

Board Structure and Committee Membership

During the first eleven months of fiscal 2006, we had three standing board committees, consisting of an audit committee, an acquisition committee, and an employee development committee. Our board of directors created a compensation committee in December 2006 and the compensation committee held its first meeting in January 2007. The acquisition and employee development committees were disbanded in January 2007. The members of each committee in existence in fiscal 2006, and the number of meetings held by the board and each such committee in fiscal 2006, are detailed below. Each director attended more than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during fiscal 2006.

	Board	Audit	Compensation	Acquisition	Development
Mr. Kierlin	Chairman
Mr. Slaggie	X
Mr. Gostomski	X		X
Mr. Remick	X	X
Mr. McConnon	X
Mr. Hansen	X	X	Chairman		Chairman
Mr. Oberton	X
Mr. Dolan	X	Chairman	X	Chairman
Ms. Wisecup	X				X
Number of fiscal 2006 meetings	4	6	0	0	0

We do not have a nominating committee or any other committee of the board of directors performing equivalent functions.

Audit Committee

Our audit committee consists of three directors, each of whom is an independent director. Our board of directors has determined that Michael J. Dolan is an “audit committee financial expert” under the rules of the SEC.

The audit committee is responsible for overseeing our management and independent auditors as to corporate accounting and financial reporting, and has the authority to:

•	select, evaluate and replace our independent auditors;

•

review and discuss with our management and independent auditors our audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	review and discuss with our independent auditors items required to be communicated by them regarding our interim financial statements;

•	oversee the independence of our independent auditors;

•	review financial and accounting personnel succession planning; and

•	review related person transactions for potential conflict-of-interest situations, as specified in our related person transaction approval policy described below.

Our audit committee operates under a written charter adopted by our board of directors in June 2000. The audit committee charter was amended in April 2004 in order to bring the charter into compliance with the revised listing standards of The NASDAQ Global Select Market. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the amended audit committee charter is available on our website at www.fastenal.com.

Related Person Transaction Approval Policy

In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out Fastenal’s policies and procedures for the review, approval, or ratification of “related person transactions”. For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Fastenal to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all shareholders on the same terms;

•

purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal’s filings with the SEC; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a fiscal year.

Our audit committee is to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the audit committee for ratification, amendment or recission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.

Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Fastenal;

•	whether the transaction is material to Fastenal;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.

Transactions with Related Persons

There were no related person transactions since the beginning of 2006 required to be reported in this proxy statement.

Audit Committee Report

As noted above, our audit committee is responsible for overseeing Fastenal’s management and independent auditors in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal’s management and independent auditors.

In that regard, our audit committee has reviewed and discussed with members of Fastenal’s management our audited consolidated financial statements for fiscal 2006, and has discussed with representatives of our independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our audit committee has also received the written disclosures from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with representatives of our independent auditors that firm’s independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for fiscal 2006 be included in our 2006 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan         John D. Remick         Robert A. Hansen

Members of the Audit Committee

Compensation Committee

As indicated above, we did not have a compensation committee or any other committee of the board of directors performing equivalent functions until December 2006. We previously concluded that, as a result of the role of our independent directors in the review of executive compensation, it was not necessary for us to have a separate compensation committee. In late 2006 we began considering the possibility of paying a significant part of executive compensation in the form of stock options, and our board established a compensation committee in order to preserve our ability to claim tax deductions for that and other types of performance-based compensation.

The compensation committee was appointed by our board of directors to discharge the board’s responsibilities relating to compensation of Fastenal’s executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of three directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•

review and approve our goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve all elements of our chief executive officer’s compensation based on this evaluation, including salary, incentive and equity-based compensation;

•	review the evaluations of the performance of our other executive officers, and approve all elements of their compensation, including salary, incentive and equity-based compensation;

•	approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•

review our compensation programs for management employees, make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based plans, and exercise all the authority of the board of directors with respect to the administration of such plans;

•	consult with our management regarding changes in Fastenal’s benefit plans which could result in material changes in costs or the benefit levels provided; and

•	review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the CD&A in Fastenal’s annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers and may provide input at the request of the compensation committee on that compensation, but may not vote on executive compensation.

Our compensation committee operates under a written charter adopted by our board of directors in December 2006. A copy of this charter is available on our web site at www.fastenal.com.

Compensation Committee Interlocks and Insider Participation

As indicated above, we did not have a compensation committee or any other committee of the board of directors performing equivalent functions until December 2006. Our independent directors, meeting in executive session, made recommendations to the board of directors regarding compensation of our executive officers for 2006 and the board made the final decision regarding executive compensation after consideration of such recommendations. All of our directors, other than our chief executive officer and Reyne K. Wisecup, who is an employee of Fastenal, participated in the deliberations of the board during fiscal 2006 concerning executive officer compensation, including Robert A. Kierlin and Stephen M. Slaggie, who are former officers of Fastenal.

Our chairman of the board made recommendations regarding director compensation for 2006 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board during fiscal 2006 regarding director compensation.

Compensation Committee Report

Since our compensation committee was not established until December 2006, the members of our compensation committee did not, in that capacity, engage in deliberations regarding, or approve, 2006 executive compensation. Instead, our then independent directors, meeting in executive session, considered and made recommendations to our board regarding 2006 executive compensation. All of the members of our compensation committee were, in 2006, independent directors and, as such, participated in that executive session.

Our directors who constituted independent directors in 2006 have reviewed and discussed the Compensation, Discussion and Analysis contained in this proxy statement with management. Based on their review of, and discussions with management with respect to, the Compensation Discussion and Analysis, they have recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2006 annual report on Form 10-K.

Michael M. Gostomski         Michael J. Dolan         Henry K. McConnon         John D. Remick         Robert A. Hansen

Independent Directors

Director Nominations Policy

Our board of directors adopted a director nominations policy in January 2004. A copy of that policy is available on our website at www.fastenal.com. This policy requires all candidates for service on our board of directors to have:

•	personal integrity;

•	loyalty to Fastenal and concern for our success and welfare;

•	the ability and willingness to apply sound and independent judgment;

•	an awareness of a director’s vital part in our good corporate citizenship;

•	time available for meetings and consultation on Fastenal matters;

•	the commitment to serve as a director for a reasonable period of time; and

•	the willingness to assume the fiduciary responsibilities of a director.

Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting us and an ability to contribute special expertise to board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, our independent directors are responsible for:

•	reviewing the overall makeup of our board and our needs for new directors;

•	identifying, evaluating, and recruiting candidates to fill any additional or vacant positions on the board; and

•	recommending to the full board candidates to be nominated for election at the annual shareholders meeting.

If the independent directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the board that we are required to fill or that the independent directors determine should be filled, our policy provides that the procedures described below will be followed to the extent the independent directors deem necessary or appropriate.

Our independent directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the chairman of our board and, if the chairman is not an independent director, at least one independent director. Thereafter, our independent directors will meet to consider and approve the final candidate and seek full board endorsement of the final candidate.

Our independent directors may consult with the full board and with members of Fastenal’s management in determining our needs for new directors and in identifying, evaluating, and recruiting director candidates, and may use Fastenal personnel to assist them with the performance of their duties. Our independent directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the independent directors determine necessary to carry out their duties. Fastenal is required to provide appropriate funding, as determined by our independent directors, for payment of compensation to any search firm or other advisors so employed by the independent directors.

In accordance with the director nominations policy, qualified candidates for membership on our board recommended by our shareholders will be considered by the independent directors. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Board of Directors, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing the candidate’s name, biographical data, and qualifications.

We believe that, as a result of the role of our independent directors in the nominations process, it is not necessary at this time to have a separate nominating committee. Since we have no separate nominating committee, our full board, based on recommendations by the independent directors, nominates individuals for election as directors. Each of our board members, except for Mr. Oberton and Ms. Wisecup, currently qualifies as an independent director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for fiscal 2006, except that one report, covering one sale, was filed late by John D. Remick, and one report, covering one gift, was filed late by Robert A. Kierlin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation program is designed with one fundamental purpose: to support Fastenal’s core values and mission, which is growth through customer service. Consistent with that purpose, our compensation philosophy embodies the following principles:

•	the compensation program should align the interests of our management team with those of our shareholders;

•	the compensation program should reward the achievement of Fastenal’s strategic initiatives and short- and long-term operating and financial goals;

•	compensation should appropriately reflect differences in position and responsibility;

•	compensation should be reasonable; and

•	the compensation program should be understandable and transparent.

In structuring a compensation program that will responsibly implement these principles, we have developed the following objectives for our executive compensation program:

•	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

•

a substantial portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

•	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

•

the number of different elements in our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, shareholders, and others; and

•	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among shareholders.

Our compensation practices that have developed demonstrate our commitment to these principles and objectives. We do not have any employment, severance, or change-in-control agreements with any of our executive officers. Our long-term equity incentive plan provides only for the issuance of stock options, and does not permit discounted stock options, reload stock options, or the re-pricing of stock options. We do not provide perquisites or other personal benefits to our executives, our only retirement plan is our 401(k) plan available to all employees, and the benefit programs in which executives may participate are the same programs as those made available to our employees generally. We strive to make our compensation disclosures clear and concise, providing all of the information necessary to permit our shareholders to understand our compensation philosophy, our compensation-setting process, and how much our executives are paid.

All decisions regarding compensation of our executive officers for fiscal 2006 were made by our full board, upon recommendation by our independent directors. As discussed above, in December 2006 the board established a compensation committee and, in the future, decisions regarding executive compensation will be made by that committee.

Elements of Executive Compensation

Our executive compensation program has three primary elements: base salary, annual performance-based cash bonuses, and the potential for long-term equity incentives. As noted above, these primary elements are supplemented by the opportunity to participate in benefit plans that are generally available to all of our employees. We believe these components work in unison to provide a reasonable total compensation package for our executive officers.

Historically, the amount of equity-based compensation paid by Fastenal to any individual employee, including our executive officers, has been low. It is anticipated that, if the shareholders approve the amended and restated stock option plan, the equity-based compensation element will be increased for employees with greater responsibility within Fastenal, making a larger portion of their total compensation dependent on long-term stock appreciation. We believe this is an appropriate change to provide those individuals with the opportunity to earn additional compensation based on our stock appreciation in order to encourage longer term retention and operational and financial focus.

Base Salary

We provide executive officers with base salary to provide them with a fixed base amount of compensation for services rendered during the fiscal year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions. Because of our directors’ desire to emphasize those elements of compensation that are performance-based, our practice has generally been to set modest base salary levels for each executive officer. In setting these salary levels for individual executives, we may consider the performance of the individual executive, historical compensation levels, and competitive pay practices at companies of similar size. We may also consider industry conditions, corporate performance versus a peer group of companies, and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our “pay for performance” mentality, this is the only component of executive compensation that is not tied directly to our performance.

Our board of directors established, at its first meeting in fiscal 2006, the base salary to be paid for that year to our executive officers. Base salary for each executive officer, including the chief executive officer, was determined by applying a discount to the average base salary historically paid by members of the peer group selected in connection with the preparation of our stock performance graph included in our 2006 annual report to shareholders to their executive officers having comparable responsibilities. Our board of directors applied a discount factor due to the directors’ belief that a significant portion of the total compensation of our executive officers should be performance based. Fastenal’s performance was not a factor considered by the board of directors in setting base salary of our executive officers. However, the board of directors believes that, as a result of their individual performance-based cash bonus arrangements and potential option awards, the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Cash Incentives

Our rationale behind performance-based cash incentive compensation is rooted in our desire to encourage achievement of consistent short-term and long-term financial and operating results and to reward our executive officers for that consistent performance. Our executive officers are eligible for cash incentives through individual bonus arrangements based on our overall financial performance. These bonus arrangements for fiscal 2006 were approved by our board of directors at its first meeting in 2006. The bonus arrangements provided our executive officers, other than our chief financial officer, with the opportunity to earn a cash bonus for each quarter during the year when we increased our consolidated pre-tax earnings above a pre-determined minimum target, and provided our chief financial officer the opportunity to earn a cash bonus for each quarter during the year when we achieved consolidated net earnings above a pre-determined minimum target. An executive officer is paid the cash incentive only if and to the degree we meet the specified objectives. No discretion is exercised to increase or decrease payouts.

Specifically, for executive officers other than our chief financial officer, the bonus arrangements for 2006 specified that for each quarter during the year, a base bonus would be paid equal to a specified percentage (1.5% for Mr. Oberton, 1.25% for Mr. Lundquist and 0.7% for Mr. Appelwick) of the amount, if any, by which our pretax earnings for that quarter exceeded 110% of our pretax earnings for the same quarter in 2005. An additional incentive would be paid for any quarter in which the growth in pretax earnings in 2006 as compared to the same quarter in 2005 exceeded 25%. The amount of this additional incentive would equal the base bonus amount for that quarter, multiplied by 50% of the percentage growth in pretax earnings for that quarter. Mr. Oberton, Mr. Lundquist, and Mr. Appelwick’s payment methodology is based on pre-tax earnings as their responsibilities allow them to impact our financial position excluding our tax position.

The bonus arrangement for Mr. Florness, our chief financial officer, specified that for each quarter during 2006 he would receive a bonus equal to 0.5% of the amount, if any, by which our net earnings for that quarter exceeded 8.0% of our net sales for that quarter, plus 1% of the amount, if any, by which our net earnings for that quarter exceeded 9.5% of net sales for that quarter. Mr. Florness’ payment methodology is based on net earnings as his responsibilities allow him to affect our entire financial position, including our tax position.

Historically, the methodology and variables used in our performance-based cash incentive arrangements have been negotiated with the individual executive officers as part of their individual employment arrangements. We feel the payout percentages used reflect our goal of maintaining consistent operating and earnings results while satisfying our targeted return to shareholders.

Our compensation committee has approved performance-based cash incentive programs for our executive officers for the first two quarters of fiscal 2007 similar to those approved for fiscal 2006, but has taken no action to approve cash bonus arrangements for the last two quarters of fiscal 2007 pending the shareholder vote on our proposed cash incentive plan. If our shareholders approve the incentive plan, future performance-based cash incentives for our executive officers will be paid under that plan, and our compensation committee anticipates that the methodology for determining those performance-based cash incentives for the last two quarters of fiscal 2007 will be substantially the same as the methodology for determining performance-based cash incentives for the first two quarters of 2007.

Long-Term Equity Incentives

Because we intend to place increasing emphasis on compensation tied to the market price of Fastenal’s common stock, we are asking our shareholders to approve changes to our existing stock option plan that will, among other things, permit the compensation committee to increase the size of option awards that may be made in any year to an individual. We believe that increasing the equity-based element of our compensation program will allow our executive officers to earn additional compensation based on the appreciation of the stock and will facilitate the retention of executive officers. We also feel these incentives align management’s interest, regardless of their individual stock ownership position, with the interests of our shareholders. Although our executive officers have been eligible to receive stock options granted under our existing stock option plan, we have not granted any stock options to executive officers during the past three fiscal years. However, if the shareholders approve the amended and restated stock option plan, the compensation committee intends to grant stock options to our executive officers shortly after the annual meeting of shareholders. The terms and conditions of these options are described above under “Proposal 2 – Approval of Amended and Restated Fastenal Stock Option Plan.” The compensation committee has determined that the number of option shares proposed to be awarded, as described above under “Proposal 2 – Approval of Amended and Restated Fastenal Stock Option Plan”, is at a level sufficient to make the awards meaningful to the individuals receiving the awards. The compensation committee will consider future option grants if they believe they are in the long-term interests of our shareholders.

Other Compensation

The amounts shown in the Summary Compensation Table below, under the heading “All Other Compensation”, represent the value of our profit sharing contributions to our executive officers’ 401(k) plan accounts. We allocate the annual profit sharing contribution made to all employees participating in our 401(k) plan based on the same formula. Our executive officers did not receive any other perquisites or other personal benefits or property from us during the three fiscal years covered by that table.

Management’s Role in the Compensation-Setting Process

Management plays an important role in our compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets and objectives; and

•	recommending salary levels and option awards.

During the first eleven months of fiscal 2006, our chief executive officer worked with our independent directors in establishing the agenda and discussion surrounding executive compensation. Since December 2006, our chief executive officer has performed essentially the same role with our newly formed compensation committee. During this process, our chief executive officer may be asked to provide:

•	the background information regarding our strategic objectives;

•	his evaluation of the performance of our executive officers; and

•	compensation recommendations as to executive officers.

Deductibility of Executive Compensation

We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m).

Summary of Compensation

Set out in the following table is information with respect to the compensation of our executive officers for each of the last three fiscal years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Willard D. Oberton Chief Exeuctive Officer and President	2006	350,000	(1)	—	—	—	439,984	—	1,983	791,967
	2005	347,916	(1)	—	—	—	660,618	—	2,040	1,010,574
	2004	301,000	(1)	—	—	—	880,870	—	—	1,181,870
Daniel L. Florness Executive Vice-President and Chief Financial Officer	2006	235,000		—	—	—	540,219	—	1,983	777,202
	2005	235,000		—	—	—	553,321	—	2,040	790,361
	2004	223,542		—	—	—	399,875	—	—	623,417
Nicholas J. Lundquist Executive Vice-President and Chief Operating Officer	2006	300,000		—	—	—	366,723	—	1,983	668,706
	2005	300,000		—	—	—	549,715	—	2,040	851,755
	2004	297,917		—	—	—	734,371	—	—	1,032,288
Steven L. Appelwick Vice-President - Product Development, Supply Chain,	2006	175,000		—	—	—	205,364	—	1,983	382,347
	2005	175,000		—	—	—	396,370	—	2,040	573,410
	2004	173,542		—	—	—	522,545	—	—	696,087
Global Procurement, and Trading

(1)	This amount includes $5,000, $3,000, and $1,000 paid to Mr. Oberton in fiscal 2006, 2005, and 2004, respectively, in his capacity as one of our directors. See “Director Compensation” below.
(2)	This column sets out cash bonuses. The amounts shown in the above table for fiscal 2005 and 2004 have been changed from the bonuses for those years reported in our previous proxy statements in order to reflect amounts earned, rather than paid, in the respective year. We feel this reflects a more accurate correlation of our executives’ annual compensation and the expense we incurred for this compensation.
(3)	This amount represents our annual profit sharing contribution under our 401(k) plan.

The individuals named above are the only persons who were executive officers of Fastenal during 2006.

The cash bonus arrangements for fiscal 2006 reported in the above table are described above under “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Incentives”.

Grant of Plan-Based Awards

Set out in the following table is information with respect to awards made to our executive officers under cash bonus arrangements for 2006. These awards were paid at the end of each fiscal quarter based on performance metrics from that quarter, as described above in “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Incentives”, and none of these awards will result in future pay-outs. The total amounts paid under these arrangements for 2006 are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation”. No stock options or other equity-based incentives were awarded in 2006 to our executive officers.

GRANT OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)
Willard D. Oberton	—	—	880,000	—	—	—	—	—	—	—	—
Daniel L. Florness	—	—	575,000	—	—	—	—	—	—	—	—
Nicholas J. Lundquist	—	—	730,000	—	—	—	—	—	—	—	—
Steven L. Appelwick	—	—	410,000	—	—	—	—	—	—	—	—

(1)	There were no threshold or maximum payouts under our fiscal year 2006 cash bonus arrangements.
(2)	Target possible payouts were calculated using 2005 financial metrics as a baseline.

Outstanding Equity-Based Awards.

We have an existing stock option plan. However, no grants have been made under this plan in the last three fiscal years. The last award under this plan was a grant in fiscal 2003 of options to purchase shares of Fastenal’s common stock. These options became vested and exercisable in June 2006 and lapsed, to the extent not exercised, in November 2006. As a result, none of our executive officers had any outstanding stock options or other equity-based awards at the end of fiscal 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Willard D. Oberton	—	—	—	—	—	—	—	—	—
Daniel L. Florness	—	—	—	—	—	—	—	—	—
Nicholas J. Lundquist	—	—	—	—	—	—	—	—	—
Steven L. Appelwick	—	—	—	—	—	—	—	—	—

Option Exercises

As indicated above, there were options to purchase shares of Fastenal common stock outstanding at the start of fiscal 2006. These options lapsed, to the extent not exercised, in November 2006. Our executive officers exercised options in fiscal 2006 as follows:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Willard D. Oberton	2,800	53,536	—	—
Daniel L. Florness	2,800	53,536	—	—
Nicholas J. Lundquist	2,800	57,148	—	—
Steven L. Appelwick	2,800	46,704	—	—

Pension Benefits

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.

Non-Qualified Deferred Compensation

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that unvested options will, under certain circumstances, become immediately exercisable in the event of certain mergers or similar transactions involving Fastenal or in the event of the dissolution or liquidation of Fastenal.

Compensation of Directors

Set out in the following table is information with respect to the compensation for fiscal 2006 of each of our directors, in their capacity as directors, other than our chief executive officer. Our chief executive officer’s compensation, in his capacity as a director and officer of Fastenal, is set out in the Summary Compensation Table above.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin	65,000	—	—	—	—	—	65,000
Stephen M. Slaggie	21,000	—	—	—	—	—	21,000
Michael M. Gostomski	21,000	—	—	—	—	—	21,000
John D. Remick	45,000	—	—	—	—	—	45,000
Henry K. McConnon	21,000	—	—	—	—	—	21,000
Robert A. Hansen	54,000	—	—	—	—	—	54,000
Michael J. Dolan	63,000	—	—	—	—	—	63,000
Reyne K. Wisecup	5,000	—	—	—	—	—	5,000

During fiscal 2006, each of our directors received an annual retainer of $5,000 for his or her services as a director, and, if he or she was not a Fastenal employee and except as otherwise described below, $4,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the board. Each member of a committee who is not a Fastenal employee received $4,000 (plus reimbursement of reasonable expenses) for attendance at each committee meeting. The chairman of the board received a monthly retainer of $5,000 in lieu of meeting attendance fees. The chairmen of the audit committee, acquisition committee, and employee development committee received an annual retainer of $9,000 each in addition to the fee for committee meeting attendance.

AUDIT AND RELATED FEES

In connection with the audit of our 2006 consolidated financial statements, we entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees billed by our independent auditors for professional services, in the years indicated, by category, as described in the notes to the table.

	2006	2005
Audit Fees(1)
Domestic Audit Fees	$540,000	$525,000
Statutory Audit Fees (foreign operations)	21,000	37,000

Total Audit Fees	561,000	562,000
Audit-Related Fees(2)	21,000	14,100
Tax Fees	0	0
All Other Fees	0	0

Total	$582,000	$576,100

(1)	Aggregate fees for professional services rendered by our auditors for the audit of Fastenal’s annual financial statements, audit of management’s assessment of, and the effective operation of, internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audit services related to our Puerto Rico operations in fiscal 2006 and our Puerto Rico and Singapore operations in fiscal 2005, and other audit related services including services provided in connection with certifications required under federal securities laws.
(2)	Aggregate fees billed for audit services related to our 401(k) plan in both years and, during 2006, for the assessment of changes to our tax provision to assess the impact of multi-jurisdictional considerations.

Independence of Principal Accountant

Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent auditor.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require that audit and non-audit services provided to us by our principal accountant be pre-approved by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Michael J. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the audit-related services were pre-approved in accordance with our pre-approval policy, and none of the non-audit services provided to us by our independent auditor in fiscal 2005 or fiscal 2006 were approved retroactively pursuant the exception to the pre-approval requirements for de minimis non-audit services described above.

ADDITIONAL MATTERS

Our 2006 annual report, including financial statements, is being mailed with this proxy statement.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2007 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, officers and regular employees of Fastenal may solicit proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees, and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

Our transfer agent is Wells Fargo Shareholder Services. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164.

Shareholders who wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2006 may do so without charge by writing to Darin Pellegrino, Assistant Controller – Compliance and Reporting, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF

SHAREHOLDERS

Any shareholder proposal intended to be presented at the 2008 annual meeting of shareholders and desired to be included in our proxy statement for that annual meeting of shareholders must be received by us at our principal executive office no later than October 26, 2007 in order to be included in such proxy statement. If notice of any other shareholder proposal intended to be presented at the 2008 annual meeting of shareholders is not received by us on or before January 14, 2008, the proxy solicited by our board of directors for use in connection with that meeting may confer authority on the proxies named therein to vote in their discretion on such proposal without any discussion in our proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

By Order of the board of directors,

/s/ Daniel L. Florness
Daniel L. Florness
Executive Vice-President and Chief Financial Officer

February 23, 2007

Exhibit A

FASTENAL COMPANY STOCK OPTION PLAN

(As amended and restated effective April 17, 2007)

This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota (the “Company”), for the benefit of certain employees of the Company and its subsidiaries.

1. Purpose.

The Fastenal Company Stock Option Plan (the “Plan”) is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected employees upon whose judgment, initiative and effort the Company and its subsidiaries are dependent for the successful conduct of their business, to acquire and retain a proprietary interest in the Company by ownership of its Shares. All Options granted under the Plan and all Shares sold upon exercise of Options are granted and sold by the Company. Options granted under the Plan will not be options that meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. Definitions.

(a) “Administrator” means the body administering the Plan, as specified in Section 9.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) any failure by an Optionee to materially conform to the Company’s Standards of Conduct; (ii) an Optionee’s continued failure or refusal to perform his or her duties to Company or any Subsidiary (except when prevented by reason of illness, disability or approved leave of absence); (iii) an Optionee willfully engaging in conduct that is, in the good faith judgment of the Board or Administrator, demonstrably and materially detrimental to the Company or any Subsidiary, financially, reputationally, or otherwise; (iv) an illegal or negligent act by an Optionee that adversely affects the Company or any Subsidiary in a material way; or (v) conviction of an Optionee of a felony involving moral turpitude.

(d) “Company” means Fastenal Company, a Minnesota corporation, and any successor corporation.

(e) “Common Stock” means the Company’s $.01 par value Common Stock.

(f) “Date of Grant” means the date on which the Administrator approves the grant of an Option under the Plan, or such later date as may be specified by the Administrator on the date the Administrator approves the grant.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Fair Market Value” on any date means the per share closing price or last sale price at which Shares were traded on that date or, if no sale of Shares occurred on that date, on the next preceding day on which a sale of Shares occurred, on the Nasdaq Global Select Market or such other recognized national securities exchange on which the Shares are then listed and traded. If the Common Stock is not then listed and traded upon the Nasdaq Global Select Market or other recognized national securities exchange, Fair Market Value shall be what the Administrator determines in good faith to be 100% of the fair market value of a Share as of the date in question. This determination by the Administrator shall be binding upon the Optionee and all other persons.

(i) “Option” means an Option granted under the Plan.

(j) “Option Price” means the purchase price for each Share subject to an Option as specified in paragraph 6(a) of the Plan.

(k) “Optionee” means a person to whom an Option, which has not expired, has been granted under the Plan.

(l) “Permitted Transfer” means a transfer of an Option (i) by will or the laws of descent and distribution; (ii) pursuant to a domestic relations order as defined by the Code or Title I of the Employment Retirement Income Security Act of 1974; or (iii) to the extent expressly permitted in an option award agreement or certificate, to one or more of an Optionee’s “family members” (as the term is defined in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933, or any successor form for the registration of securities issued under employee benefit plans), so long as the Optionee does not receive any consideration for the transfer.

(m) “Shares” shall mean shares of Common Stock, or such other securities or property as may become subject to Options pursuant to an adjustment as provided under Section 7 of the Plan.

(n) “Subsidiary” or “Subsidiaries” means a subsidiary corporation or corporations of the Company as defined in Section 424 of the Code.

(o) “Successor” means the legal representative of the estate of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

3. Shares Subject to Options.

The aggregate number of authorized and unissued Shares for which Options may be granted and which may be purchased upon the exercise of Options granted under the Plan shall not exceed 7,587,730, subject to adjustment under the provisions of paragraph 7. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, other Options may be granted covering the Shares subject to the unexercised portion of such Option. The maximum number of Shares subject to Options that may be granted to any one individual under this Plan during any fiscal year of the Company (the “Maximum Annual Grant”) is 250,000 Shares, subject to adjustment under the provisions of Section 7 of the Plan.

4. Participants.

All employees of the Company and its Subsidiaries shall be eligible to participate in the Plan, subject to any criteria, categories, or limitations that may be established by the Administrator from time to time. Criteria for participation may reflect an employee’s contribution to the success of the Company, including the employee’s responsibility for Company revenues and profits, responsibility for managing other employees, possession of special skills, and length of service. The Administrator shall determine participation, grant Options, and specify the number of Shares subject to each Option.

5. Grant of Options.

Options shall be granted to employees eligible to participate in the Plan at such times and in such amounts, consistent with the Plan, as may be determined by the Administrator, as long as Shares remain available for award under the Plan, or until the Plan is terminated as provided herein.

6. Terms and Conditions of Options.

All Options granted under the Plan shall be evidenced by a written agreement or certificate in such form and with such terms, including any conditions as to exercisability, as the Administrator may from time to time approve consistent with the Plan, subject to the following limitations and conditions:

(a) Option Price. The purchase price of each Share subject to an Option shall be determined and stated by the Administrator at the time of grant, but shall be not less than the Fair Market Value of a Share on the Date of Grant.

(b) Period of Option. The expiration date with respect to each Option shall be determined and stated by the Administrator at the time of grant.

(c) Vesting of Shareholder Rights. Neither an Optionee nor any transferee pursuant to a Permitted Transfer shall have any of the rights of a shareholder of the Company until the Option has been exercised and the Shares purchased are properly issued to such Optionee or transferee.

(d) Exercise of Option. The date or dates at which each Option will become exercisable and the period during which such Option may be exercised shall be determined and stated by the Administrator in the award agreement or certificate at the time of grant. Except as otherwise provided in this Plan, an Option may be exercised only while the Optionee is employed by the Company or a Subsidiary, and only if the Optionee has been continuously so employed since the date the Option was granted.

(e) Manner of Exercise. Each exercise of an Option shall be in writing, in such form as the Administrator may prescribe, delivered to the Administrator or its designee, specifying the number of Shares being purchased and accompanied by payment of the Option Price for such Shares, by check payable to the Company or in such other manner as the Administrator may prescribe.

(f) Nontransferability of Options. No Option shall be transferable or assignable by an Optionee otherwise than by a Permitted Transfer. Each Option shall be exercisable only by the Optionee or by a transferee pursuant to a Permitted Transfer. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process. Any Option held by a transferee pursuant to a Permitted Transfer shall continue to be subject to the same terms and conditions that were applicable to such Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that such Option has become exercisable and has not terminated in accordance with the provisions of this Plan and the applicable award agreement or certificate. For purposes of any provision of this Plan relating to notice to an Optionee or to the exercisability or termination of an option upon or following the death, disability or termination of employment of an Optionee, the references to “Optionee” shall mean the original grantee of an Option and not any transferee.

(g) Termination of Employment. Except as otherwise provided in paragraphs 6(h) or 6(i), upon termination of an Optionee’s employment with the Company or a Subsidiary, (i) any outstanding Option held by such Optionee shall terminate except to the extent that it is immediately exercisable by its terms at the date of such termination of employment and (ii) to the extent any such Option is immediately exercisable by its terms at the date of such termination of employment, it shall remain exercisable until the earlier of 90 days after the date of such termination of employment or the expiration date of such Option. The granting of an Option to an Optionee does not alter in any way the existing rights of the Company and its Subsidiaries to terminate such person’s employment at any time for any reason or for no reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

(h) Death of Optionee. If an Optionee dies while in the employ of the Company or any Subsidiary, (i) any outstanding Option held by such Optionee shall terminate except to the extent that it is immediately exercisable by its terms at the date of Optionee’s death, and (ii) to the extent any such Option is immediately exercisable by its terms at the date of Optionee’s death, it shall remain exercisable by the Optionee’s Successor until the earlier of 13 months after the date of Optionee’s death or the expiration date of such Option.

(i) Termination for Cause. Upon termination of an Optionee’s employment with the Company or a Subsidiary for Cause, any outstanding Option held by such Optionee shall immediately terminate and be forfeited.

(j) Forfeiture For Breach of Obligations. If an Optionee who is party to a non-competition, non-solicitation and/or confidentiality agreement with the Company or any Subsidiary violates any such agreement in any material respect, any outstanding Option held by such Optionee shall immediately terminate and be forfeited, and with respect to any exercise of an Option by such Optionee within a 12 month period prior to the occurrence of such violation, the Optionee shall be liable to the Company for the difference between the aggregate Fair Market Value on the date of exercise of the Shares acquired upon such exercise and the aggregate exercise price of such Shares. The Optionee shall pay such amount promptly upon demand by the Company.

(k) Demotion or Reassignment of Optionee. If at any time before an outstanding Option becomes fully exercisable, the person to whom such Option was granted is transferred or reassigned to a position within the Company or any Subsidiary in which, had that Optionee been assigned to such position as of the Date of Grant of such Option, the Optionee would not have been entitled, under the Option award guidelines then being applied by the Administrator, to receive an Option award covering as many Shares as were made subject to the Option actually issued (a “demotion or change of position”), then upon the effective date of such demotion or change in position, a portion of the outstanding Option will be forfeited by the Optionee. The number of Shares subject to the Option as to which such forfeiture will apply will be determined by multiplying the number of Shares as to which the Option is not yet exercisable as of the effective date of the demotion or change of position by a fraction, the numerator of which is the difference between (i) the number of Shares subject to the Option as originally granted and (ii) the number of Shares that would have been subject to the Option had the Optionee been assigned to the demotion or reassigned position as of the Date of Grant of the Option under then current Option award guidelines, and the denominator of which is the number of Shares subject to the Option as originally granted. The remaining Shares subject to the Option that are not yet exercisable will proportionately become exercisable in accordance with the original exercisability schedule.

7. Adjustments.

(a) Except as provided in paragraph 7(c), in the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of Shares, the number and kind of Shares subject to the Plan and the Maximum Annual Grant and the number and kind of Shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable shall be adjusted consistent with such capital adjustment. The Option price of any Share under each outstanding Option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of the unexercised portion of such Option. The granting of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

(b) In the event of the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his outstanding Options as to all or any part of the Shares covered thereby including Shares as to which such Option would not otherwise be exercisable by reason of an insufficient passage of time.

(c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then:

(1) If there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then any Option granted under the Plan shall terminate as of a date to be fixed by the Administrator, provided that not less than 30 days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period (but in no event beyond the expiration date of the applicable Option) to exercise each of his outstanding Options as to all or any part of the Shares covered thereby including Shares as to which such Option would not otherwise be exercisable by reason of an insufficient passage of time; or

(2) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares under outstanding and unexercised Options for securities of another corporation, then the securities received on account of such Shares shall be subject to the Plan and then-outstanding Options. The Administrator may make appropriate adjustment in the number and kind of Shares for the purchase of which Options may be granted under the Plan and for the Maximum Annual Grant. In addition, the Administrator shall make appropriate adjustment in the number and kind of Shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per Share.

The term “Reorganization” as used in this paragraph (c) of this Section 7 shall mean any statutory merger, statutory consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.

(d) Adjustments and determinations under this Section 7 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.

8. Restrictions on Issuing Shares.

The exercise of each Option and the issuance of Shares in connection therewith shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any Shares otherwise deliverable upon such exercise upon the Nasdaq Global Select Market or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.

9. Administration of Plan.

(a) The Plan shall be administered by the Board or by a committee of two or more directors of the Company appointed by the Board (the “Administrator”). If the Plan is administered by a committee, it shall report all actions taken by it to the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan, including any criteria for eligibility or participation established by the Board from time to time. Subject to the foregoing, the Administrator shall determine eligibility to participate in the Plan, ascertain the number of Shares for which each participant is eligible in accordance with any established criteria, grant Options, construe and interpret the Plan, and make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate administrative authority under this Plan to such officers or employees of the Company or others as it may determine, except that any authority so delegated shall not extend to granting and administering awards to persons who are then subject to Section 16 of the Exchange Act. Options granted to persons subject to Section 16 of the Exchange Act are intended to be granted either by the Board or by a committee composed entirely of “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and “outside directors” as defined in and in accordance with Section 162(m) of the Code.

(b) To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

10. Delivery of Shares and Proceeds.

Upon the exercise of an Option, the Administrator shall cause the purchased Shares to be issued by the Company’s transfer agent and a certificate or statement of issuance to be delivered to the Optionee. The proceeds received from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be the property of the Company, and shall be delivered to it promptly by the Administrator.

11. Amendment, Suspension, or Termination of Plan.

The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Options granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Option is outstanding. No Option may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without an Optionee’s consent, impair any of the rights or obligations under any outstanding Option theretofore granted to such Optionee under the Plan. An Optionee’s consent to any amendment, suspension, or termination of the Plan or to any Option issued pursuant to the Plan shall be deemed to have been given if the Optionee fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Optionee’s address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law or the listing requirements of the Nasdaq Global Select Market or other applicable recognized national securities exchange, any such amendments to the Plan may be made subject to approval by the shareholders of the Company.

12. Adoption and Effective Date of Plan.

The Plan was originally approved and adopted by the Board of Directors on February 14, 2003, and approved by the shareholders of the Company on April 15, 2003. Amendments to the Plan incorporated in this document were approved by the Board of Directors on February 2, 2007 and will be effective if approved by the shareholders of the Company on April 17, 2007. If the amendments are not approved by the Company’s shareholders, the Plan will continue in effect as originally adopted.

Exhibit B

FASTENAL COMPANY

INCENTIVE PLAN

1. Purpose. The purpose of the Fastenal Company Incentive Plan (the “Plan”) is to advance the interests of Fastenal Company (“Fastenal”) and its shareholders by promoting Fastenal’s pay for performance philosophy, attracting and retaining key employees of Fastenal and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of Fastenal’s business. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:

(a) “Award” means an annual incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company in accordance with Section 3.

(b) “Board” means the Board of Directors of Fastenal.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

(e) “Company” means Fastenal and its subsidiaries.

(f) “Covered Officer” means any Participant whose compensation, in the Performance Period for which the annual incentive is calculated, is subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

(g) “Eligible Employee” means any employee of the Company.

(h) “Participant” means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

(i) “Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j) “Performance Measures” means one or a combination of two or more of the following performance-based metrics as approved by the Committee: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total shareholder return; economic value added; and working capital. In addition, for any Award to a Participant who is not a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis, as a change from preceding Performance Periods, as a comparison to the performance of specified companies or other external measures, as a percentage of any of the criteria, and may relate to one or any combination of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance.

(k) “Performance Period” means the period of time specified by the Committee over which the degree of attainment of specified Performance Measures will be measured.

3. Awards.

3.1 Allocation of Awards. Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee’s designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable Performance measures as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2 Performance Measures. The payment of an Award will be contingent upon the degree of attainment of such Performance Measures over the applicable Performance Period as are specified by the Committee. Performance Measures for any Performance Period will be established by the Committee prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period. The Committee may, in its discretion, modify the Performance Measures applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures. However, no such modification may be made to the extent it would increase the amount of compensation that would otherwise be payable to any Participant who is a Covered Officer.

3.3 Maximum Amount of Awards. No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $1,000,000 for a quarterly Performance Period or the corresponding multiple of that amount for any Performance Period that is more than one quarter in duration.

3.4 Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.5 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the Performance Measures were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee’s determination and certification made pursuant to this Section 3.5.

4.	Administration.

4.1 Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2 Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5. Effective Date of the Plan. The Plan shall become effective as of July 1, 2007 provided that this Plan is approved and ratified by Fastenal’s shareholders no later than June 30, 2007. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6. Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of a Participant with or without cause.

7. Tax Withholding. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8. Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of Fastenal’s shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9. Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company.

10. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the

Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11. Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

12. Other Provisions.

12.1 Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.

12.2 Termination of Employment. Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company as of the end of the applicable Performance Period. If a Participant’s employment with the Company ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant’s employment ended. Any such pro rated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period.

FASTENAL COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 17, 2007

10:00 a.m., Central Time

Fastenal Company Headquarters

2001 Theurer Boulevard

Winona, Minnesota

Fastenal Company
2001 Theurer Boulevard, Winona, Minnesota 55987-1500	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of

Shareholders to be held on April 17, 2007 and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, John D. Remick and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of the Shareholders to be held on April 17, 2007, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 19, 2007.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2, 3 and 4. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

See reverse for voting instructions.

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The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4

1. Election of Directors:	01 Robert A. Kierlin	05 Henry K. McConnon	☐ Vote FOR	☐ Vote WITHHELD
	02 Stephen M. Slaggie	06 Robert A. Hansen	all nominees	from all nominees
	03 Michael M. Gostomski	07 Willard D. Oberton	(except as marked)
	04 Hugh L. Miller	08 Michael J. Dolan
09 Reyne K. Wisecup

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of amendments to and restatement of the existing Fastenal Company Stock Option Plan.			☐ For ☐ Against ☐ Abstain

3. Approval of the proposed Fastenal Company Incentive Plan.			☐ For ☐ Against ☐ Abstain

4. Ratification of the appointment of KPMG LLP as independent auditors for the 2007 fiscal year.			☐ For ☐ Against ☐ Abstain

Address Change? ☐ Indicate changes below:

Dated: , 2007

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.